Exhibit 99:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Completes The Community Bank Acquisition

Winston-Salem, North Carolina, January 12, 2004 – Southern Community Financial Corporation (Symbol “SCMF”) reported today that it has completed the acquisition of The Community Bank, which will initially operate as a separate bank subsidiary. The combined assets are in excess of $1 billion.

For each share of stock owned, The Community Bank shareholders will receive $53.05 in cash, 4.8714 shares of newly issued Southern Community common stock or a combination of both, subject to an overall allocation of approximately 6.4 million shares of common stock and $15.2 million in cash. Southern Community’s transfer agent is in the process of tabulating the elections of Community Bank shareholders to determine the allocation of shares and cash to each shareholder.

The completion of the acquisition expands Southern Community’s presence in the northern and western North Carolina communities. The Community Bank operates offices in Pilot Mountain, Mount Airy, Sandy Ridge, Madison, Union Grove, Dobson, King, Walnut Cove and Jonesville, North Carolina.

The following will serve on the Corporation’s Board of Directors as of January 12, 2004: F. Scott Bauer, Chairman, James O. Frye, Vice Chairman, Don G. Angell, Zack W. Blackmon, Sr., Charles R. Bokesch, M.D., Edward T. Brown, James G. Chrysson, Matthew G. Gallins, H. Lee Merritt, Jr., Dianne M. Neal, Billy D. Prim, Durward A. Smith, Jr. and William G. Ward, Sr. M.D.

Southern Community Financial Corporation is the holding company of Southern Community Bank and Trust, a community bank with eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina. Services are also provided through
“Southern eCom” internet banking and 24-hour phone banking. Southern Community is headquartered in Winston-Salem, North Carolina.

Southern Community’s common stock trades on The Nasdaq National Market under the symbol SCMF and the trust preferred securities under the symbols SCMFP and SCMFO. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Contact:	F. Scott Bauer, Chairman and CEO
(336) 768-8500